Exhibit 99.1
For Immediate Release
ITC HOLDINGS REPORTS INCREASED FIRST QUARTER
2010 RESULTS
Highlights
•	First quarter net income of $34.2 million, or $0.67 per diluted common share

•	Capital investments of $99.5 million for the three months ended March 31, 2010

•	Reaffirmed 2010 EPS guidance of $2.60 to $2.70 per common share and capital expenditure guidance of $405 million to $460 million

	Three months ended
	March 31,
(in thousands, except per share data)	2010	2009
OPERATING REVENUES	$161,288	$155,941
NET INCOME	$34,204	$28,725
DILUTED EPS	$0.67	$0.57
CAPITAL INVESTMENTS	$99,465	$85,155
NOVI, Mich., April 28, 2010 — ITC Holdings Corp. (NYSE: ITC) today announced its first quarter results for the period ended March 31, 2010. Net income for the quarter was $34.2 million, or $0.67 per diluted common share, compared to $28.7 million, or $0.57 per diluted common share for the first quarter of 2009.
For the three months ended March 31, 2010, ITC invested $99.5 million in capital projects at its operating companies, including $14.2 million, $31.2 million, $52.5 million and $1.6 million at ITCTransmission, METC, ITC Midwest and ITC Great Plains, respectively.
“We are very pleased to begin 2010 with another quarter of strong financial results,” said Joseph L. Welch, chairman, president and CEO of ITC. “In this the first year of our five year $3 billion capital investment program we remain focused on delivering on the commitments we have made that will benefit our customers and shareholders. Our investment plan will improve energy delivery, reliability and efficiency, and allow for the interconnection of new renewable resources which is consistent with our strategic vision of leading the development of a 21st century transmission system in the United States.”
Reported net income for the first quarter of 2010 increased $5.5 million, or $0.10 per diluted common share, compared to the same period in 2009.
Key drivers that contributed to these results include:
•	An increase in net income for the quarter due to higher rate base and Allowance for Equity Funds Used During Construction (AFUDC) at all operating companies.

•	Higher net income due to lower non-recoverable expenses.

•	These increases in income were partially offset by higher interest expense resulting from our recently completed financing activities for ITC Holdings.
EPS and Capital Expenditure Guidance
For 2010, ITC is maintaining its earnings per diluted common share guidance of $2.60 to $2.70, as previously disclosed. Capital investment guidance for 2010 is also being maintained at approximately $405 to $460 million, including $50 to $60 million, $140 to $155 million, $205 to $225 million and $10 to $20 million for ITCTransmission, METC, ITC Midwest and ITC Great Plains, respectively.
First Quarter 2010 Financial Results Detail
ITC’s operating revenues for the quarter increased to $161.3 million from $155.9 million last year. This increase was a result of higher network revenues mainly attributable to higher rate base at our regulated operating subsidiaries. Regional cost sharing revenues increased as well, due primarily to capital projects placed in-service that have been identified by the Midwest Independent Transmission System Operator, Inc. as eligible for regional cost sharing. In addition, other revenues increased at METC due to revenue recognized for utilization of jointly owned transmission lines.
Operation & maintenance expenses of $23.7 million were relatively flat as compared to the first quarter of 2009.
General and administrative expenses of $17.8 million were $2.1 million lower during the first quarter of 2010 compared to the same period in 2009 mainly due to lower professional advisory and consulting services and information technology support. These reductions were partially offset by higher expenses due to personnel additions.
Depreciation and amortization expenses decreased by $4.4 million during the first quarter of 2010 compared to the same period in 2009. This decrease was due primarily to the Federal Energy Regulatory Commission approval in September 2009 and December 2009 of depreciation studies for ITCTransmission and METC, respectively, which revised depreciation rates used to calculate depreciation expense for both operating companies. These changes were recorded in the third and fourth quarters of 2009, respectively. The effect of the changes in depreciation rates on net income and earnings per share amounts in the quarter is insignificant. Partially offsetting these reductions were increases in depreciation expense primarily related to a higher depreciable asset base resulting from property, plant and equipment additions.
Interest expense increased by $3.4 million for the three months ended March 31, 2010 compared to the same period in 2009 due primarily to higher borrowing levels to finance capital expenditures.
The effective income tax rate for the three months ended March 31, 2010 was 36.3 percent compared to 37.1 percent in the first quarter of 2009. The rate is lower mainly due to a reduction of income tax expense relating to the favorable resolution of an uncertain tax position in the first quarter of 2010 upon completion of the Internal Revenue Service audit of our 2006 tax year.
First quarter Conference Call
ITC will conduct a conference call to discuss 2010 first quarter earnings results at 11:00 a.m. ET on April 29, 2010. Joseph L. Welch, chairman, president and CEO, will provide a business overview and Cameron M. Bready, senior vice president, treasurer and CFO, will discuss first quarter financial results. Individuals wishing to participate in the conference call may dial toll-free

(877) 644-1296 (domestic) or (914) 495-8555 (international); there is no passcode. The conference call replay, available through May 13, 2010 can be accessed by dialing toll-free (800) 642-1687 (domestic) or (706) 645-9291 (international), passcode 67791836. Investors, the news media and the public may listen to a live internet broadcast of the meeting at http://investor.itc-holdings.com. The webcast will be archived on the ITC website at http://investor.itc-holdings.com.
Other Available Information
More detail about the 2010 first quarter results may be found in ITC’s Form 10-Q filing. Once filed with the Securities and Exchange Commission, an electronic copy of our 10-Q can be found at our website, http://investor.itc-holdings.com. Written copies can also be obtained by contacting us either through our website or the phone listings below.
About ITC Holdings Corp.
ITC Holdings Corp. (NYSE: ITC) invests in the electricity transmission grid to improve electric reliability, improve access to markets, and lower the overall cost of delivered energy. ITC is the largest independent electricity transmission company in the country. Through its subsidiaries, International Transmission Company (dba ITCTransmission), Michigan Electric Transmission Company, LLC (METC) and ITC Midwest LLC, ITC operates contiguous, regulated, high-voltage transmission systems in Michigan’s Lower Peninsula and portions of Iowa, Minnesota, Illinois and Missouri, serving a combined peak load in excess of 25,000 megawatts. ITC is also focused on new areas where significant transmission system improvements are needed through subsidiaries ITC Grid Development, LLC, ITC Great Plains, LLC and ITC Panhandle Transmission, LLC. For more information, please visit: http://www.itc-holdings.com. (itc-ITC)
Safe Harbor Statement
This press release contains certain statements that describe our management’s beliefs concerning future business conditions, plans and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “will,” “may,” “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among others, the risks and uncertainties disclosed in our annual report on Form 10-K and our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission from time to time.
Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise.

Investor/Analyst contact: Pat Wenzel, ITC Holdings Corp., 248-946-3570, pwenzel@itc-holdings.com)
Media contact: Robert J. Darmanin, ITC Holdings Corp., 248-946-3493, rdarmanin@itctransco.com

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
	March 31,
(in thousands, except per share data)	2010	2009
OPERATING REVENUES	$161,288	$155,941

OPERATING EXPENSES

Operation and maintenance	23,729	23,741
General and administrative	17,781	19,893
Depreciation and amortization	22,115	26,548
Taxes other than income taxes	12,308	11,098
Other operating income and expense — net	7	—

Total operating expenses	75,940	81,280

OPERATING INCOME	85,348	74,661

OTHER EXPENSES (INCOME)

Interest expense	35,029	31,593
Allowance for equity funds used during construction	(3,143)	(2,766)
Other income	(626)	(683)
Other expense	384	864

Total other expenses (income)	31,644	29,008

INCOME BEFORE INCOME TAXES	53,704	45,653

INCOME TAX PROVISION	19,500	16,928

NET INCOME	$34,204	$28,725

Basic earnings per common share	$0.68	$0.58
Diluted earnings per common share	$0.67	$0.57

Dividends declared per common share	$0.320	$0.305

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

	March 31,	December 31,
(in thousands, except share data)	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$67,069	$74,853
Accounts receivable	67,577	72,352
Inventory	38,054	36,834
Deferred income taxes	26,261	23,859
Regulatory assets — revenue accrual (including accrued interest of $2,238 and $2,652, respectively)	68,533	82,871
Other	5,176	3,244

Total current assets	272,670	294,013

Property, plant and equipment (net of accumulated depreciation and amortization of $1,070,403 and $1,051,045, respectively)	2,608,977	2,542,064
Other assets
Goodwill	950,163	950,163
Intangible assets (net of accumulated amortization of $9,865 and $9,095, respectively)	51,296	51,987
Regulatory assets — revenue accrual (including accrued interest of $84 and $75, respectively)	24,550	20,406
Other regulatory assets	134,853	134,924
Deferred financing fees (net of accumulated amortization of $9,759 and $9,616, respectively)	21,230	21,672
Other	13,854	14,487

Total other assets	1,195,946	1,193,639

TOTAL ASSETS	$4,077,593	$4,029,716

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$47,571	$43,508
Accrued payroll	6,327	13,648
Accrued interest	23,979	39,099
Accrued taxes	16,012	21,188
Refundable deposits from generators for transmission network upgrades	37,667	25,891
Other	6,518	3,344

Total current liabilities	138,074	146,678
Accrued pension and postretirement liabilities	32,835	31,158
Deferred income taxes	277,457	255,516
Regulatory liabilities — revenue deferral (including accrued interest of $215 and $186, respectively)	10,238	10,238
Regulatory liabilities — accrued asset removal costs	112,096	112,430
Refundable deposits from generators for transmission network upgrades	6,978	17,664
Other	11,470	10,111
Long-term debt	2,455,578	2,434,398
STOCKHOLDERS’ EQUITY
Common stock, without par value, 100,000,000 shares authorized, 50,140,266 and 50,084,061 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	865,672	862,512
Retained earnings	167,944	149,776
Accumulated other comprehensive loss	(749)	(765)

Total stockholders’ equity	1,032,867	1,011,523

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,077,593	$4,029,716

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three months ended
	March 31,
(in thousands)	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$34,204	$28,725
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	22,115	26,548
Revenue accrual and deferral — including accrued interest	13,577	(6,376)
Deferred income tax expense	17,808	16,245
Allowance for equity funds used during construction	(3,143)	(2,766)
Other	2,503	2,333
Changes in assets and liabilities, exclusive of changes shown separately:
Accounts receivable	4,775	(2,314)
Inventory	(1,220)	(4,345)
Other current assets	(1,932)	(2,447)
Accounts payable	(7,093)	(941)
Accrued payroll	(5,086)	(4,588)
Accrued interest	(15,120)	(22,118)
Accrued taxes	(4,971)	(1,642)
Other current liabilities	(208)	(2,537)
Other non-current assets and liabilities, net	1,545	1,699

Net cash provided by operating activities	57,754	25,476
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(71,816)	(104,687)
ITC Midwest’s asset acquisition direct fees	(89)	—

Net cash used in investing activities	(71,905)	(104,687)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	40,000	—
Borrowings under revolving credit agreements	142,104	142,771
Repayments of revolving credit agreements	(161,041)	(99,792)
Issuance of common stock	574	1,031
Dividends on common stock	(16,034)	(15,169)
Refundable deposits from generators for transmission network upgrades	3,957	21,516
Repayment of refundable deposits from generators for transmission network upgrades	(2,866)	(2,291)
Other	(327)	(142)

Net cash provided by financing activities	6,367	47,924

NET DECREASE IN CASH AND CASH EQUIVALENTS	(7,784)	(31,287)
CASH AND CASH EQUIVALENTS — Beginning of period	74,853	58,110

CASH AND CASH EQUIVALENTS — End of period	$67,069	$26,823